Exhibit 99.1

Quotient Appoints Kimberly Anstett to its Board of Directors

Matt Krepsik to assume CEO Role, Effective Immediately

SALT LAKE CITY, Utah—May 24, 2022 – Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), the leading digital media and promotions technology company, today announced that it has appointed Kimberly Anstett to the Company’s Board of Directors, effective June 4, 2022, and Steve Horowitz will step down from the Board for personal health reasons, effective June 3, 2022. Ms. Anstett will replace Mr. Horowitz as a Class I director.

Ms. Anstett is a seasoned technology executive with more than 25 years of experience growing businesses through strategic execution and transformation. She has extensive expertise in developing and deploying innovative global products, leading cybersecurity programs and designing and leading strategic partnership programs. She currently serves as Chief Technology Officer at Iron Mountain, where she has accelerated growth and improved profitability by transforming its innovative digital product solutions with the Company’s cloud-based content services platform.

“We are pleased to welcome an accomplished technology executive of Kim’s caliber to the Board,” said Robert McDonald, Chair of Quotient. “We believe the Board and Quotient will greatly benefit from her cybersecurity expertise and proven ability to drive digital transformations and scale businesses, as we continue to transform our business and strengthen our platform to deliver greater value to our partners and our shareholders.”

Mr. McDonald continued, “In addition, we want to thank Steve Horowitz for his years of service and contributions as a Board member. We wish him all the best.”

“I look forward to working with Kim and believe she will bring valuable insights to Quotient, as we further our efforts to evolve Quotient from a transactional services business to a scalable promotions network and retail media platform,” added Matt Krepsik, CEO.

“I am excited to join the Quotient Board during this important period in its transformation,” said Ms. Anstett. “I believe Quotient is uniquely positioned in its industry with a strong product portfolio and valuable partner platforms. I look forward to working closely with the Board and the new management team to leverage my technology and strategic expertise to further strengthen the Company’s offerings, drive strong results and deliver enhanced value to all Quotient stakeholders.”

Quotient also announced that effective May 20, 2022, Steven Boal stepped down as CEO, in light of Mr. Boal’s determination that the CEO transition has proceeded smoothly and that Matt Krepsik was ready to succeed Mr. Boal. Mr. Boal will remain an employee and director of Quotient until the conclusion of the upcoming 2022 Annual Meeting.

About Kimberly Anstett

Kim Anstett, 49, is an accomplished technology executive with more than 25 years of experience scaling businesses through strategy execution and transformation. Since May 2019, Ms. Anstett has served as Executive Vice President and Chief Technology Officer of Iron Mountain Inc. (“Iron Mountain”), where she leads its product engineering and enterprise technology digital transformation to accelerate growth and increase profitability. Prior to joining Iron Mountain, Kim served as the Chief Information Officer for Nielsen from May 2014 to April 2019, where she led cybersecurity programs focused on securing end-to-end business operations and protecting enterprise and customer data. She also designed and led strategic partnership programs with many of the largest global partners at Nielsen. Ms. Anstett received a B.S. in Science, Electrical Engineering from Tufts University.

About Matthew Krepsik

Mr. Krepsik, 40, served as Chief Technology Officer for Quotient beginning June 2021, leading the company’s strategy and insights team, engineering, product management, business development and media strategy business and enabling advertisers and retailers to deliver high performing, data-driven marketing strategies fueled by powerful insights into consumer purchase behavior. Mr. Krepsik also assumed charge of the IT function for Quotient during his tenure as Chief Technology Officer. Prior to his promotion to Chief Technology Officer, Mr. Krepsik served as Quotient’s Chief Analytics Officer from April 2021 through June 2021. Prior to joining Quotient, Mr. Krepsik served for more than 15 years in various managerial roles at Nielsen, where he led attribution, media planning and activation products, most recently as Senior Vice President and General Manager of Outcomes Products from 2019 to 2021, in which he led Nielsen’s development and deployment of attribution, media planning and activation products. Mr. Krepsik’s other positions at Nielsen included Global Head of Analytics Products (2016-2019), Executive Director of Analytics Asia-Pacific, Middle East and Africa (2012-2016), and Vice President, Analytics North America (2006-2012). He also had an integral role in Nielsen’s strategic review process, which culminated in the sale of its NielsenIQ business to Advent International for $2.7 billion. Mr. Krepsik’s academic career includes coursework at the London School of Economics and Economics Bachelors and Master’s degrees from Marshall and Miami University, respectively.

About Quotient Technology Inc.

Quotient Technology (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Quotient’s omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General, Peapod Digital Labs, a company of Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in Salt Lake City, Utah, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Additional Information and Where to Find It

The Company intends to file a definitive proxy statement on Schedule 14A, an accompanying proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a copy of the definitive proxy statement, an accompanying proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC when they become available at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s proxy statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on April 22, 2021, the Company’s Annual Report on Form 10-K

for the year ended December 31, 2022, filed with the SEC on March 1, 2022, as amended by the Company’s Form 10-K/A filed with the SEC on April 29, 2022, and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022, as amended on April 29, 2022, and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Investor Relations:

Marla Sims

Vice President of Investor Relations

Phone: 650-396-8734

ir@quotient.com